Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

KAWASAKI HEAVY INDUSTRIES, LTD.

AND

CATALYTICA ENERGY SYSTEMS, INC.

June 30, 2006

i

TABLE OF CONTENTS
(cont’d)

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of June 30, 2006 (this “Agreement”), is by and among KAWASAKI HEAVY INDUSTRIES, LTD., a Japanese corporation (the “Purchaser”) and CATALYTICA ENERGY SYSTEMS, INC., a Delaware corporation (the “Seller”). KAWASAKI GAS TURBINES — AMERICAS, a division of KAWASAKI MOTORS CORP., U.S.A., a Delaware corporation (“KGT-A”) joins this Agreement for purposes of Section 6.8 only.

The Purchaser and the Seller are each a “Party” and, collectively, they are sometimes referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell, transfer, assign and deliver to the Purchaser, upon the terms and conditions set forth herein, certain Acquisition Assets (as defined in Section 2.1) related to Seller’s small gas turbine business.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Defined Terms. As used in this Agreement, certain capitalized words and terms have the meanings ascribed to them as set forth below. Other capitalized terms have the meanings ascribed to them elsewhere in this Agreement.

“Acquisition Assets” is defined in Section 2.1.

“Affiliate(s)” means, with respect to any Person as hereinafter defined, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. A Person shall be deemed to be an Affiliate of another Person only for so long as the foregoing control relationship exists.

“Assigned Patents” is defined in Section 2.1(b).

“Assignment and Assumption Agreement” is defined in Section 2.6(a)(iv).

“Assumed Liabilities” is defined in Section 3.1.

“Bill of Sale” is defined in Section 2.6(a)(ii).

“Business” means the business of supplying NOx emission reduction technology and equipment designed for use with Small Gas Turbines.

“CEC” means the California Energy Commission.

“CEC Agreements” means both Royalty Agreement ROY-05-0001, Contract # 500-01-030, and Royalty Agreement ROY-05-0002, Contract # 500-97-033 between Seller and the CEC. In no event shall CEC Agreements be construed to include any other agreements between Seller and the CEC, including without limitation, Contract # 500-01-030 or Contract # 500-97-033, which underlie the CEC Agreements.

“Claim Notice” is defined in Section 8.3.

“Closing” is defined in Section 2.5.

“Closing Date” is defined in Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding tax laws of the United States of America.

“Covenant Period” is defined in Section 6.9(b).

“DOE” means the U.S. Department of Energy.

“Disclosure Schedules” is defined in the preamble to Article 5.

“Election Period” is defined in Section 8.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, equity, trust, equitable interest, claim, easement, right-of-way, servitude, right of possession, lease tenancy, license, encroachment, covenant, infringement, interference, proxy, option, right of first refusal, community property interest, exception, condition, restriction, reservation, limitation, impairment, imperfection of title, restriction on or condition to the voting of any security, restriction on the transfer of any security or other asset, restriction on the receipt of any income derived from any security or other asset, and restriction on the possession, use, exercise or transfer of any other attribute of ownership, whether based on or arising from common law, constitutional provision, statute or contract, other than minor liens or encumbrances that do not materially impair Purchaser’s use of the item in question.

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 3.1.

“GAAP” means generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” or “Governmental Authorities” means the U.S. government, any state or political subdivision thereof and any agency or entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, the U.S. government.

“Governmental Authorization” means any permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Indemnified Amounts” is defined in Section 8.1.

“Indemnified Party” is defined in Section 8.3.

“Indemnifying Party” is defined in Section 8.3.

“Indemnity Claim” is defined in Section 8.3.

“Intellectual Property” is defined in Section 5.7.

“Legal Requirement” means any U.S. law, statute, ordinance, decree, requirement, Order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any authorization issued by, any Governmental Authority.

“Liability” or “Liabilities” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability or STRICT LIABILITY), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“License Agreement” is defined in Section 2.6(a)(iii).

“NOx” means nitrogen oxides.

“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any U.S. court, administrative agency or other Governmental Authority or by any U.S. arbitrator.

“Organizational Documents” means (a) articles or certificate of incorporation and bylaws of a corporation; (b) the limited partnership agreement and a certificate of limited partnership of a limited partnership; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any Person; and (d) any amendment to any of the foregoing.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any U.S. arbitrator.

“Purchase Price” is defined in Section 2.3.

“Purchaser Indemnified Party” is defined in Section 8.1.

“Seller” means Catalytica Energy Systems, Inc., a Delaware corporation.

“Seller Indemnified Party” is defined in Section 8.2.

“Seller’s Non-Infringement Representation” is defined in Section 5.7.

“Small Gas Turbines” means gas turbines of output up and including 25 megawatts nameplate rating and designed for power generation or mechanical drives. In no event shall Small Gas Turbines be construed to directly or indirectly include any gas turbines for use in connection with any mode of power or emission control for vehicles or any application involving diesel fuel.

“Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

“Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, severance, environmental, license, net worth, payroll, employment, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Tax Disputes” is defined in Section 6.7(b).

“Tax Return(s)” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and documents (i) with respect to or accompanying payments of estimated Taxes or (ii) with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any schedule or attachment thereto and any amendment thereof.

“TDTA” is defined in Section 6.8.

“Territory” is defined in Section 6.9(b).

“TKK” means Tanaka Kikinzoku Kogyo K.K.

 “Transfer Taxes” is defined in Section 6.7(c).

“Woodward Agreement” means the Control Patent and Cross License Agreement dated December 19, 2001 between Woodward Governor Company and the Seller.

“Xonon Module” means the Seller developed product designated by Seller as the Xonon™ Module which consists of a catalyst container, which includes therein a catalyst structure and supporting structure for fixing the catalyst structure in the container, as designed specifically for reducing the emissions of NOx from the Kawasaki gas turbine Model 1.4 MW M1A-13X.

ARTICLE 2

PURCHASE, SALE AND DELIVERY

Acquisition Assets. Subject to the terms and conditions of this Agreement and the License Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing (as hereinafter defined), the Seller hereby sells, transfers, conveys, assigns and delivers to the Purchaser, and the Purchaser hereby acquires and purchases from the Seller, the following assets, properties and rights of the Seller:

all inventory of Xonon Modules and H214 foil, in each case as described on Schedule 2.1(a);

the Patents listed on Schedule 2.1(b) (the “Assigned Patents”), together with all Technical Information (as defined in the License Agreement) associated with the Assigned Patents that is applicable solely to Small Gas Turbines and not applicable to other products or technologies, the right to secure copyright, trademark, patent, or other forms of protection therein, the right to continue the prosecution of any applications contained in the Assigned Patents, the right to secure renewals, reissues and extensions of the Assigned Patents, and the right to recover for infringement thereof;

copies of all books, records and papers of whatever nature and wherever located that are in the possession or control of the Seller, that relate to the inventory described in clause (a) above and that are required or reasonably necessary for the Purchaser to continue the manufacturing of the Xonon Modules from and after the Closing Date, as such manufacturing was conducted by Seller in the U.S. in the ordinary course of business prior to the Closing Date;

all rights under express or implied warranties from the suppliers of the Seller with respect to the inventory described in clause (a) above, to the extent they are assignable.

Subject to Section 2.2 hereof, all of the assets referenced in this Section 2.1 are collectively referred to as the “Acquisition Assets”.

Excluded Assets. Notwithstanding the foregoing, the Seller is not selling and the Purchaser is not purchasing pursuant to this Agreement any assets of Seller other than the Acquisition Assets, all of which shall be retained by the Seller (collectively, the “Excluded Assets”).

Purchase Price. (a) Subject to the terms and conditions of this Agreement, and as full consideration for the purchase of the Acquisition Assets and the representations, warranties, covenants and agreements contemplated herein, the Purchaser shall pay to the Seller the aggregate purchase price (the “Purchase Price”) of TWO MILLION ONE HUNDRED THOUSAND DOLLARS ($2,100,000.00), which Purchase Price shall be paid by the Purchaser to the Seller as follows: (i) TWO MILLION DOLLARS ($2,000,000.00) at the Closing in immediately available funds; and (ii) ONE HUNDRED THOUSAND DOLLARS ($100,000.00) within five (5) days following the completion of the training described in Section 4 of the License Agreement.

Allocation Reporting. Unless otherwise agreed in writing by the Purchaser and the Seller, (i) Schedule 2.4 hereto sets forth the allocations established by the Purchaser and the Seller of the Purchase Price (and any other items constituting consideration paid by the Purchaser or received by the Seller in connection with the disposition of the Acquisition Assets) among the Acquisition Assets; (ii) the allocations set forth on Schedule 2.4 hereto will be used by the Purchaser and the Seller as the basis for reporting asset values and other items for purposes of all required Tax Returns (including any Tax Returns required to be filed under Section 1060(b) of the Code and the Treasury regulations thereunder); and (iii) the Purchaser and the Seller shall not assert, in connection with any audit or other Proceeding with respect to Taxes, any asset values or other items inconsistent with the allocations set forth on Schedule 2.4 hereto.

Closing. Subject to the terms and conditions of this Agreement, the purchase and sale provided for herein (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 755 Mill Road, Palo Alto, California 94304, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing itself) or at such other place and time as may be agreed by the Parties in writing (the “Closing Date”).

Closing Deliveries.

At the Closing, the Seller shall deliver to the Purchaser:

the tangible Acquisition Assets, it being understood that certain of the Acquisition Assets will be delivered to Purchaser in connection with the training described in Section 4 of the License Agreement;

an executed counterpart of a bill of sale, assignment and assumption agreement in the form attached hereto as Exhibit A (the “Bill of Sale”), with respect to the CEC Agreements and the Woodward Agreement, together with such other assignments and conveyances as the Purchaser may reasonably require to assure the full and effective sale, transfer, conveyance, assignment and delivery to the Purchaser of the Acquisition Assets free and clear of any Encumbrances;

an executed counterpart of a license agreement in the form attached hereto as Exhibit B (the “License Agreement”);

assignments, in recordable form, with respect to the Assigned Patents, duly executed by the Seller and in form and substance reasonably satisfactory to the Purchaser, together with the original letters patent with respect thereto, as available;

a certified copy of resolutions duly adopted by the board of directors of the Seller authorizing and approving the execution and delivery of this Agreement and the License Agreement, including the exhibits and schedules hereto and thereto, and the consummation of the transactions contemplated hereby and thereby;

notification, if any, to the DOE of the terms and conditions of this Agreement and the License Agreement in form and substance deemed necessary by the Seller in its sole discretion to consummate this Agreement and the License Agreement;

notification to Woodward of the assignment to and assumption by the Purchaser of the Woodward Agreement in form and substance reasonably satisfactory to the Purchaser;

a written consent of the CEC of the assignment to and assumption by the Purchaser of the CEC Agreements in form and substance reasonably satisfactory to the  Parties;

U.S. Residency Certificate relating to Seller, issued by the U.S. Department of Treasury (Internal Revenue Service);

a fully completed and executed Application Form for Income Tax Convention, in the form attached hereto as Exhibit C;

consent of TKK, to the extent required for consummation of the transactions contemplated hereby and by the License Agreement, it being understood and agreed that the “Consent for Assignment and License” executed by TKK on June 9, 2006 fully satisfied this delivery requirement and all related closing conditions herein;

a certificate, duly executed by or on behalf of Seller, as to whether each condition specified in Sections 7.1(a), (b), and (c) has been satisfied;

evidence from the appropriate Governmental Authorities that the payments contemplated under this Agreement are not subject to withholding taxes; and

such other documents, including certificates of the Seller, as may be required by this Agreement or otherwise reasonably requested by the Purchaser.

At the Closing, the Purchaser shall deliver the following to the Seller:

the Purchase Price set forth in Section 2.3;

an executed counterpart of the Bill of Sale;

an executed counterpart of the License Agreement;

evidence of approval by the governing body of the Purchaser of this Agreement and the License Agreement, including the exhibits and schedules hereto and thereto, and the consummation of the transactions contemplated hereby and thereby;

a State of Arizona transaction privilege tax exemption certificate from the Purchaser in the form attached as Exhibit D;

a certificate, duly executed by or on behalf of Purchaser, as to whether each condition specified in Sections 7.2(a) and (b) has been satisfied; and

such other documents, including certificates of the Purchaser, as may be required by this Agreement or otherwise reasonably requested by the Seller.

ARTICLE 3

LIABILITIES AND OBLIGATIONS

Limited Liabilities Assumed by the Purchaser. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, and Purchaser shall assume, the liabilities specifically listed on Schedule 3.1 (the “Assumed Liabilities”). Except for the Assumed Liabilities, the Purchaser does not assume or agree to pay, perform or discharge, and shall not be responsible for, any commitments, contracts, agreements or Liabilities of the Seller whatsoever, including without limitation, the following (collectively, the “Excluded Liabilities”):

any Taxes or charges, if any, which may become payable by reason of the sale and transfer of the Acquisition Assets under any taxing authority (whether domestic or foreign, including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof), or may be imposed upon the Seller by reason of receipt of the Purchase Price or relief from any Liability pursuant to this Agreement;

any of the costs and expenses incurred in connection with the future operations of the Seller, and the costs and expenses of the Seller incurred in negotiating, entering into and carrying out their obligations pursuant to this Agreement;

the trade accounts payable, accrued Liabilities and any other Liabilities of the Seller as of the Closing Date and any indebtedness (whether short-term or long-term) for borrowed money, together with all interest thereon;

any Liability attributable to, assessed or arising out of operations during any period through and including the Closing Date for (i) any and all Taxes of the Seller, (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Seller (or any predecessor of the foregoing) is or was a member, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (iii) any and all Taxes of any Person as a transferee or successor, by contract or otherwise, which relate to an event or transaction occurring before the Closing; and (iv) any and all ad valorem Taxes and special assessments on the Acquisition Assets;

any prepayment penalties or other Liabilities related to retiring or extinguishing any indebtedness of the Seller;

any Liabilities arising out of or in connection with periods or activity prior to the Closing Date related to any other Governmental Authority, or any violation of any Legal Requirement, and any unrecorded Liabilities or contingencies that are not expressly identified on Schedule 3.1;

any Liability of the Seller arising out of any claim, litigation, or Proceeding threatened or pending on or before the Closing Date or any claim, litigation, or Proceeding threatened or initiated after the Closing Date to the extent based on an act or omission of the Seller or any current or former officer, director, employee, agent or representative of the Seller or the operation of the Acquisition Assets occurring before the Closing Date; and

any Liability under or in connection with or related to the Excluded Assets.

ARTICLE 4

REPRESENTATIONS AND
WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its country of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Purchaser is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary.

Authority; Consents; Binding Agreement. The Purchaser has full power and authority to execute and deliver this Agreement and the other documents delivered by the Purchaser at Closing and to consummate the transactions contemplated hereby. This Agreement has been duly authorized by the Purchaser, and no additional approvals on the part of the board of directors of the Purchaser are necessary to authorize the execution and delivery of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby.

Except as otherwise specifically provided for in this Agreement, no approvals, consents or waivers on the part of any Governmental Authorities or other Persons are necessary for the Purchaser to execute and deliver this Agreement and consummate the transactions contemplated hereby. Each of this Agreement and the other documents delivered by the Purchaser at Closing has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes a valid and legally binding agreement of the Purchaser and is enforceable against the Purchaser in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors’ rights generally.

Litigation. There is no action to which the Purchaser is a party in which relief is sought which would prevent, delay or make illegal the transactions contemplated by this Agreement, and there is no litigation, action, suit, proceeding or governmental investigation pending or threatened against the Purchaser (orally or in writing), involving, affecting or relating to the transactions contemplated by this Agreement.

Brokers and Finders. The Purchaser has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such Purchaser to pay any finder’ s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by the Purchaser of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

Except as set forth on the corresponding section or subsection of the disclosure schedules attached hereto (the “Disclosure Schedules”), the Seller represents and warrants to the Purchaser as follows:

Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its Acquisition Assets and to carry on its business relating thereto as it is now being conducted. The Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary.

Authority; Non-Contravention; Consents and Approvals.

The Seller has full power and authority to execute and deliver this Agreement and the other documents delivered by the Seller at Closing and to consummate the transactions contemplated hereby. This Agreement has been duly authorized by the Seller, and no additional approvals on the part of the board of directors of the Seller are necessary to authorize the execution and delivery of this Agreement or the consummation by the Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery hereof by the Purchaser, constitutes a valid and legally binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors’ rights generally.

The execution and delivery of this Agreement and the other documents delivered by the Seller at Closing, and the consummation by the Seller of the transactions contemplated hereby and thereby, do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or except as described in Schedule 5.2(b) result in the creation of any Encumbrance upon any of the Acquisition Assets under any of the terms, conditions or provisions of (i) the Organizational Documents of the Seller, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to the Seller, or any of the Acquisition Assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Seller is now a party or by which the Seller or any of Acquisition Assets may be bound.

Except as indicated in Schedule 5.2(c), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement or the License Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby or thereby.

Litigation. Except as indicated in Schedule 5.3, there is no action to which Seller is a party in which relief is sought involving, affecting, or relating to the ownership, operation, or use of the Acquisition Assets or the conduct of the business of Seller relating thereto or which would prevent, delay, or make illegal the transactions contemplated by this Agreement, and there is no litigation, action, suit, proceeding or governmental investigation pending or threatened against Seller (orally or in writing), involving, affecting or relating to the Acquisition Assets or the transactions contemplated by this Agreement.

No Violation of Law; Compliance with Agreements.

With respect to its ownership, operation or use of the Acquisition Assets, (i) the Seller is not in violation of and has not been given notice or been charged with any violation of, any Legal Requirement; and (ii) to the knowledge of Seller, no investigation or review by any Governmental Authority is pending or threatened. There are no Governmental Authorizations that are necessary to permit the Seller to own, operate, use, and maintain the Acquisition Assets in compliance with all applicable Legal Requirements in all material respects.

The Seller is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the Organizational Documents of the Seller or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Seller is a party or by which it is bound relating to any of the Acquisition Assets.

Title to Assets. Except as indicated on Schedule 5.5, the Seller has good and marketable title to the Acquisition Assets under all applicable Legal Requirements and Seller’s title to the Acquisition Assets is free and clear of any and all Encumbrances.

Brokers and Finders. Except for Seller’s agreement with W.Y. Campbell & Company, the Seller has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Seller to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except pursuant to the agreement referenced in the preceding sentence, there is no claim for payment by the Seller of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Intellectual Property. The Assigned Patents and the Multi-Use Patents (as defined in the License Agreement) constitute all of the patents owned by Seller that read on the manufacture, use and sale of Xonon Modules as sold by the Seller to KHI pursuant to the Xonon Module Supply Agreement referenced in clause (i) of Section 6.8 below. The Seller’s manufacture, use and sale of Xonon Modules does not infringe or misappropriate, and Seller has no reason to believe that it will receive any notice alleging any such infringement or misappropriation of, the U.S. intellectual property rights of any Person (“Seller’s Non-Infringement Representation”). Except as set forth on  Schedule 5.7, the Seller solely owns or has the right to license all of the Multi-Use Patents and New Technical Materials (as defined in the License Agreement), purported to be licensed to the Purchaser pursuant to the License Agreement, without the grant of such license causing any infringement or misappropriation of any U.S. intellectual property rights of any Person or any breach of any contract to which the Seller is a party, and, except as set forth on Schedule 5.7, no consent of any Person is required in connection with the licenses contemplated thereunder. The patents, copyrights and trade secrets (“Intellectual Property”) included in the Acquisition Assets or otherwise assigned or licensed to Kawasaki under the License Agreement constitute all of the Intellectual Property owned or licensed by the Seller necessary to continue the manufacture of Xonon Modules, as such manufacturing was conducted by Seller in the U.S. in the ordinary course of business prior to the Closing Date. To the knowledge of the Seller, no Person is infringing the rights of the Seller in any Assigned Patents, Multi-Use Patents or New Technical Materials.

Assumed Agreements.  Attached hereto as Schedule 5.8 are true, complete and correct copies of the Woodward Agreement and the CEC Agreements, in each case as amended, together with a detailed payment history therefor. Each of the Woodward Agreement and the CEC Agreements is in full force and effect and each constitutes a legal, valid and binding agreement of Seller and of each other party thereto, enforceable in accordance with its terms, and no term or condition thereof has been amended from the form attached hereto. There are no defaults by Seller under any of its obligations under the Woodward Agreement or any CEC Agreement and no events have occurred that with the lapse of time or action or inaction by any party thereto would result in any violations thereof or any defaults thereunder. There is no action to which Seller is a party in which relief is sought involving, affecting or relating in any manner to the Woodward Agreement or any CEC Agreement and, to the knowledge of Seller, there is no litigation, action, suit, proceeding or governmental investigation pending or threatened against Seller (orally or in writing) involving, affecting or relating to the Woodward Agreement or any CEC Agreement. Except as indicated in Schedule 5.8, none of Seller’s rights under the Woodward Agreement or any CEC Agreement will be impaired by the consummation of the transactions contemplated by this Agreement, and all such rights will inure to and be enforceable by Purchaser after the Closing Date without any authorization, approval, permission or license of, or filing with, any other Person.

Condition of Assets. Except as indicated on Schedule 5.9, the Acquisition Assets described in clause (a) of Section 2.1 consist of a quality and quantity usable and salable in the ordinary course of business. Notwithstanding anything herein to the contrary, Purchaser’s inability to sell any of the Acquisition Assets described in clause (a) of Section 2.1 due to a breach of Seller’s Non-Infringement Representation will be deemed a breach of this Section 5.9. For purposes of Section 8.1 hereof, the preceding sentence shall survive the Closing for the same period as Seller’s Non-Infringement Representation.

ARTICLE 6

CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES

Pre-Closing Covenants.

Conduct of Business. Until the Closing, Seller will continue to operate the Acquisition Assets in a manner consistent with its past practice and good business practices. Without limiting the generality of the foregoing:

Seller will not sell, transfer or assign any of the Acquisition Assets;

Seller will not impose or permit to be imposed any Encumbrances on any of the Acquisition Assets;

Seller will use commercially reasonable efforts to preserve and protect the Acquisition Assets and to maintain the Acquisition Assets in good operating condition and repair; and

Seller will inform Purchaser as promptly as practicable of the occurrence of any destruction, material damage or loss of any Acquisition Asset, and will consult with the Purchaser prior to performing any repairs to any Acquisition Asset.

Best Efforts. Each Party will use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the closing conditions herein).

No Shop. Seller shall not, directly or indirectly, (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to any acquisition or purchase of the Acquisition Assets (an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal or furnish any Person any information concerning the Acquisition Assets in connection with an Acquisition Proposal, (iii) enter into or consummate any agreement or letter of intent regarding any Acquisition Proposal or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing, in each case except in connection with the transactions contemplated by this Agreement. Seller shall immediately provide the Purchaser with written notice of any Acquisition Proposal, which notice shall include the terms of any such Acquisition Proposal. Notwithstanding anything in this Section 6.1(c), the Purchaser acknowledges and agrees that Seller may, without the consent of the Purchaser and without violating this Section 6.1(c), offer for sale or sell (i) all or any portion of the common stock of Seller or (ii) all or any portion of the assets of Seller other than the Acquisition Assets, provided that any such sale of equity or assets shall be subject to the terms and conditions of this Agreement and the License Agreement for as long as such agreements shall be outstanding.

Woodward Agreement. The Seller hereby assigns to the Purchaser the Woodward Agreement and the Purchaser hereby accepts such assignment and agrees to fully and timely pay, perform, discharge and satisfy all obligations of Seller thereunder following the Closing Date.

CEC Agreements. The Seller hereby assigns to the Purchaser the CEC Agreements, and the Purchaser hereby accepts such assignment and agrees to fully and timely pay, perform, discharge and satisfy all obligations of Seller thereunder following the Closing Date.

Further Assurances. The Seller and the Purchaser shall execute and deliver to the other, after the Closing Date, any other instrument which may be reasonably requested by the other and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers or conveyances contemplated by this Agreement or to obtain any consents reasonably necessary for the Purchaser to manufacture the Xonon Modules, as such manufacturing was conducted by Seller in the U.S. in the ordinary course of business prior to the Closing Date. Seller agrees to execute any documents reasonably requested by Purchaser that might be helpful or necessary to perfect or evidence the Purchaser’s ownership of the Assigned Patents and its associated Technical Information. If the Purchaser notifies Seller in writing that the intellectual property laws of a country require the consent of a joint owner of an Assigned Patent to perfect the Purchaser’s ownership interest in such Assigned Patent, Seller shall be responsible for acquiring the consent of such joint owner within a reasonable time thereafter; provided, however, that nothing in this paragraph shall require Seller to seek the authorization of any non-U.S. governmental entity unless requested in writing by the Purchaser at the Purchaser’s sole cost and expense. If for any reason, Seller does not or is unable to execute such further documents within ten (10) days of the Purchaser’s written request, the Seller hereby irrevocably appoints the Purchaser as its attorney-in-fact (which appointment is coupled with an interest) to execute and deliver any assignments, applications or other instruments to protect and vest title in the Assigned Patents and its associated Technical Information fully in the Purchaser. Without the consent of the Seller, which consent will not unreasonably be withheld, the obligations under this Section 6.4 will expire two years from the Closing.

Expenses and Fees. The Seller shall pay all costs and expenses incurred by the Seller in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any and all broker’s commissions, employee bonuses and the fees and expenses of the Seller’s attorneys and accountants, and will make all necessary arrangements so that the Purchaser will not be charged with any such cost or expense. The Purchaser shall pay all costs and expenses incurred by the Purchaser in connection with this Agreement and the transactions contemplated hereby, including without limitation, any and all broker’s commissions, employee bonuses and the fees and expenses of their attorneys and accountants.

Public Statements. Except as required by law or regulation in accordance with the advice of their respective counsel and except as permitted in Section 6.13, the Parties shall obtain the written consent of the other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consent, which will not be unreasonably withheld.

Tax Covenants.

Tax Returns. The Seller will be responsible for the preparation and filing of all Tax Returns for the Seller for all periods as to which Tax Returns are due after the Closing Date (including the consolidated, unitary, and combined Tax Returns for the Seller which include the operations of the Acquisition Assets for any period ending on or before the Closing Date). The Seller will make all payments required with respect to any such Tax Returns.

Cooperation. Following the Closing, the Parties shall use all reasonable efforts to cooperate with each other and their respective representatives, in a prompt and timely manner, in conjunction with any audit or other examination by any Tax authority or any Proceeding involving any Tax Return (collectively, the “Tax Disputes”) relating to the Acquisition Assets and relating to any Taxes (i) filed or required to be filed by or for the Seller for any taxable period beginning before the Closing Date, or (ii) filed or required to be filed by or for the Purchaser for any taxable period ending after the Closing Date. Notwithstanding anything to the contrary herein, the Seller shall retain control of any Tax Dispute to the extent such Tax Dispute arises out of or is related to events or circumstances prior to the Closing, and the Purchaser shall retain control of any Tax Dispute to the extent such Tax Dispute arises out of or is related to events or circumstances after the Closing. Such cooperation shall include, but not be limited to making available to one another during normal business hours, and within five (5) business days of any reasonable request therefore, all books, records and information, and the assistance of all officers and employees, reasonably required in connection with any Proceeding with regard to Taxes or any Tax Dispute. The Parties hereto agree to conduct any investigation or examination hereunder without causing any material interference or disruption of the operations of the business of any other Party hereto or their Affiliates. The Seller will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records relating to Taxes for all taxable years or periods (or portions thereof) ending on or prior to the Closing Date.

Certain Taxes and Fees. All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement (the “Transfer Taxes”), shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns, and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Mutual Releases. Subject only to the obligations of the Parties under this Agreement, the License Agreement and the Confidentiality Agreement referenced in Section 6.13, effective as of the Closing Date, the Seller, on the one hand, and the Purchaser and KGT-A, on the other, hereby release and forever discharge each other and the other’s respective heirs, representatives, successors and assigns, officers, directors, employees, agents, stockholders, controlling persons and Affiliates for, from and against any and all claims, present and future, known and unknown, including without limitation under each of the following agreements, in each case as amended: (i) that certain Xonon Module Supply Agreement by and among the Parties and KGT-A dated December 13, 2000, as amended as of July 2, 2003; (ii) that certain Technology Development and Transfer Agreement by and between the Parties dated as of December 13, 2000 (“TDTA”); and (iii) that certain Amended and Restated Support Agreement by and between Seller and KGT-A dated as of October 6, 2003. Without limiting the generality of the foregoing, Seller is under no further obligation to deliver any products to Purchaser or KGT-A, except for the delivery of the inventory described in Section 2.1(a) above, and all warranties of the Seller to the Purchaser and KGT-A for the Xonon Modules shall be null and void.

Non-competition.

The Seller hereby acknowledges and agrees that (i) the Purchaser would not have entered into this Agreement or the License Agreement if the Seller had not agreed to this non-competition covenant; and (ii) Seller has had access to information that is confidential to the Purchaser, which constitutes a valuable, special and unique asset of the Purchaser, and with respect to which the Purchaser is entitled to the protections afforded by this Agreement and to the remedies for enforcement of this Agreement provided by law or in equity (including, without limitation, those remedies the availability of which may be within the discretion of the court or arbitrator that presides over any action for enforcement of this Agreement is brought).

For a period of five (5) years following the Closing Date (the “Covenant Period”), the Seller agrees that it will not, directly or indirectly (through any entity or other Person), and shall cause each of its Subsidiaries not to, directly or indirectly, acting alone or as a member of a partnership, as a holder or owner of any security, as an employee, agent, advisor, consultant to, independent contractor to, representative, or in any other capacity within North America, South America or Central America (collectively, the “Territory”), engage in the Business. Notwithstanding anything else to the contrary in this Agreement, none of the restrictions or limitations in this Section 6.9 shall be applicable to (i) any Person that acquires Seller, by merger, consolidation, sale of all or substantially all of its assets, purchase or other acquisition of a majority of Seller’s outstanding voting securities or otherwise, which Person was not an Affiliate of Seller prior to such acquisition, or (ii) any Person that acquires any of Seller’s assets, whether by purchase or by sale in connection with any reorganization or liquidation of Seller, which Person was not an Affiliate of Seller prior to such acquisition.

Seller agrees that it will not (directly or indirectly through any entity or other Person), and shall cause each of its Subsidiaries not to, directly or indirectly, acting alone or as a member of a partnership, as a holder or owner of any security, as an employee, agent, advisor, consultant to, representative, or in any other capacity (i) cause or attempt to cause to leave the employment or service of the Purchaser or its Subsidiaries, any person who is then employed by the Purchaser or its Subsidiaries in a business unit that engages in the Business, provided that the foregoing shall not be deemed to prevent general employment solicitations by Seller, or (ii) request that any such person, or any agent or independent contractor of the Purchaser or its Subsidiaries curtail or cancel its business or refrain from doing business with the Purchaser or its Subsidiaries. For purposes of this Section 6.9(c), “Subsidiaries” of Purchaser shall include (i) those Subsidiaries of Purchase whose corporate name includes the name “Kawasaki,” (ii) those Subsidiaries of Purchaser that Purchaser has informed Seller in writing are Subsidiaries of Purchaser and (iii) those Subsidiaries of Purchaser that Seller is aware are Subsidiaries of Purchaser.

Without limiting the generality of the provisions of this Section 6.9, the Seller shall be deemed to be carrying on or engaged in a particular business if it (whether alone or in association with one or more other Persons) is a partner, owner, stockholder, independent contractor or joint venturer of, or a consultant or lender to, or an investor in any manner in, any Person who or which is directly engaged in the Business.

Notwithstanding the foregoing provisions of this Section 6.9, the Seller may own, solely as an investment, securities if the Seller (A) is not an Affiliate of the issuer of such securities and (B) does not, directly or indirectly, beneficially own more than 5%, in the aggregate, of the class of which securities are a part.

The Seller acknowledges and agrees that the limitations imposed by this non-competition covenant as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Purchaser. If any court of competent jurisdiction determines that any of such covenants, provisions, or portions of the Agreement, or any part thereof, are unenforceable and invalid, then (a) the validity and enforceability of any remaining covenants, provisions or portions thereof shall not be affected by such determination, (b) those of such covenants, provisions, or portions that are determined to be unenforceable because of the duration or scope thereof shall be severed and/or reformed by the court to reduce there duration or scope so as to render the same enforceable against Seller, and (c) all remaining covenants, provisions, portions and terms of the Agreement shall be valid and enforceable to the fullest extent permitted by law.

Conduct of Business by Seller after Closing. Except upon the prior written consent of the Purchaser (which shall not be unreasonably withheld) to the Seller’s provision of an escrow of funds, irrevocable letter of credit or other arrangement acceptable to the Purchaser that provides assurances that Seller’s indemnification obligations under Article 8 will be satisfied, after the Closing Date, Seller shall:

maintain an amount of not less than $2,000,000 in immediately available funds with the Seller until the later of (a) one (1) year following the Closing Date, or (b) the date that any action commenced by a Purchaser Indemnified Party against the Seller pursuant to Section 8.3 hereof no later than one (1) year following the Closing Date has been resolved; and

following the period covered by clause (a) above, maintain an amount of not less than $1,900,000 in immediately available funds with the Seller until the later of (a) two (2) years following the Closing Date, or (b) the date that any action commenced by a Purchaser Indemnified Party against the Seller pursuant to Section 8.3 hereof no later than two (2) years following the Closing Date has been resolved.

Specific Performance. The Purchaser and the Seller hereby agree that if the Seller violates or threatens to violate any of the provisions of Section 6.9, it would be difficult to determine the entire cost, damage or injury which the Purchaser would sustain. The Seller acknowledges that if it violates or threatens to violate any of the provisions of Section 6.9  of this Agreement, the Purchaser may have no adequate remedy at law. In that event, the Purchaser shall have the right, in addition to any other rights that may be available to it, to seek in any court of competent jurisdiction injunctive relief to restrain any violation or threatened violation by the Seller of Section 6.9  this Agreement or to compel specific performance by the Seller of its obligations under Section 6.9  of this Agreement. The seeking or obtaining by the Purchaser of such injunctive relief shall not foreclose or in any way limit the right of the Purchaser to obtain a money judgment against the Seller for any damage to the Purchaser that may result from any breach by the Seller of any provision of Section 6.9 of this Agreement.

Intellectual Property. Whether the Assigned Patents shall be preserved and maintained or registered in the U.S. or any foreign country shall be at the sole discretion of the Purchaser. Subject to the terms and conditions of this Agreement, Seller agrees that it retains no rights in the Assigned Patents or the associated Technical Information that is applicable solely to Small Gas Turbines and not applicable to other products or technologies.  Except as provided in Section 6.4,

Seller shall be responsible for procuring, prior to the Closing, any and all consents necessary to permit the assignment of the Assigned Patents as contemplated by this Agreement.

Confidentiality. Each Party shall protect the confidentiality of the terms and conditions of this Agreement using the same level of care that it uses to protect its own similar confidential information, but in no event less than reasonable care. Further, the Parties agree that the Confidentiality Agreement by and between the Parties dated November 2, 2005 shall continue in full force and effect. The Parties understand that the Seller is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and that a copy of this Agreement and the License Agreement shall be filed by the Seller with the Securities and Exchange Commission promptly following the execution and delivery of this Agreement.

ARTICLE 7

CONDITIONS TO CLOSING; TERMINATION

Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver in writing of the following conditions:

the representations and warranties of the Seller set forth in Article 5 shall be true and correct in all respects at and as of the Closing Date;

the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

since the date of this Agreement, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, or would reasonably be expected to result in or constitute, a material adverse effect with respect to the Acquisition Assets;

the Seller shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified above in Section 7.1(a) through (c) is satisfied in all respects;

no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Purchaser to own and operate the Acquisition Assets (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

the Seller shall have delivered, or be standing ready to deliver, to the Purchaser, the documents required to be delivered by the Seller Parties pursuant to Section 2.6(a);

Seller shall have delivered to the Purchaser the documents described in clauses (ix) and (x) of Section 2.6(a);

the consent of TKK referenced in clause (xi) of Section 2.6(a) shall not have been revoked;

the CEC shall have delivered a consent to the assignment and assumption of the CEC Agreements in form and substance satisfactory to the Purchaser; and

Seller shall have received evidence from the appropriate Japanese tax authority that the payments contemplated under this Agreement are not subject to withholding taxes.

Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver in writing of the following conditions:

the representations and warranties of the Purchaser set forth in Article 4 shall be true and correct in all respects at and as of the Closing Date;

the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

the Purchaser shall have delivered to the Seller a certificate to the effect that each of the conditions specified in Section 7.2(a) and (b) is satisfied in all respects;

no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

the consent of TKK referenced in clause (xi) of  Section 2.6(a) shall not have been revoked;

the CEC shall have delivered a consent to the assignment and assumption of the CEC Agreements in form and substance satisfactory to the Seller;

the Purchaser shall have delivered the State of Arizona transaction privilege tax exemption certificate provided for in clause (vi) of Section 2.6(b);

Seller shall have received evidence from the appropriate Japanese tax authority that the payments contemplated under this Agreement are not subject to withholding taxes; and

the Purchaser shall have delivered, or be standing ready to deliver, to the Seller, the items required to be delivered by the Purchaser pursuant to Section 2.6(b).

Other Agreements. The Purchaser agrees to submit the documents described in clauses (ix) and (x) of Section 2.6(a) with the applicable Japanese tax authority as soon as reasonably possible after receipt of same from Seller and thereafter to use its commercially reasonable efforts to follow up with the applicable Japanese tax authority; the Purchaser further agrees to notify Seller in writing promptly upon receipt of evidence from the applicable Japanese tax authority that the payments contemplated hereunder are not subject to withholding taxes and, if such evidence has not been obtained within ten (10) days of the Purchaser’s submission of the application therefor, the Purchaser shall use commercially reasonably efforts to obtain a status report thereon from the applicable Japanese tax authority and shall promptly update Seller as to the status of the application.

Termination. The Parties may terminate this Agreement as provided below:

the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before August 31, 2006, by reason of the failure of any condition precedent under Section 7.1 (unless the failure results primarily from the Purchaser breaching any representation, warranty or covenant applicable to it contained in this Agreement);

the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (i) in the event the Purchaser has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach or (ii) if the Closing shall not have occurred on or before August 31, 2006, by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from Seller breaching any representation, warranty or covenant applicable to it contained in this Agreement); and

either Party may terminate this Agreement by giving written notice to the other Party at any time prior to the Closing if the Closing shall not have occurred on or before September 30, 2006.

Effect of Termination. Except with respect to the obligations set forth in Section 6.13, if this Agreement is terminated by either Party in accordance with Section 7.4, this Agreement shall forthwith become void and all other rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party.

ARTICLE 8

INDEMNIFICATION

The Seller’s Indemnity Obligations.  The Seller shall indemnify, defend and hold harmless the Purchaser and its officers, directors, stockholders, employees, agents, representatives and Affiliates (each a “Purchaser Indemnified Party”) from and against any and all claims, actions, causes of action, arbitrations, Proceedings, losses, damages, judgments, fines, penalties and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, the “Indemnified Amounts”) paid, imposed on, required by statutory or other legal authority, or incurred by a Purchaser Indemnified Party, directly or indirectly, relating to, resulting from or arising out of (a) any breach or misrepresentation in any of the representations and warranties made by the Seller in this Agreement or in any certificate, instrument or agreement delivered in connection with this Agreement, including without limitation, the License Agreement, (b) any violation or breach by Seller of, or default by Seller under, the terms of this Agreement or of any certificate, instrument or agreement delivered in connection with this Agreement, including without limitation, the License Agreement, (c) any act or omission by the Seller or any director, officer, employee, agent or representative of the Seller occurring or commencing on or prior to the Closing Date (including any claim by a third party, including employees and customers arising out of or related to any act or omission by the Seller or any director, officer, employee, agent or representative of the Seller occurring on or prior to the Closing Date), (d) any and all Taxes (including, without limitation, the Seller’s pro rata portion of ad valorem Taxes and any and all Taxes relating to the consummation of this Agreement and the transactions contemplated hereby) involving, affecting, arising out of or relating to the ownership or operation of the Acquisition Assets for periods ending on or prior to the Closing Date, (e) the Excluded Liabilities and (f) in the event of an action by any third party against the Purchaser Indemnified Parties or Purchaser’s sublicensees containing a claim that, if proven, would constitute a breach of Seller’s Non-Infringement Representation, Seller shall defend, indemnify, and hold harmless the Purchaser Indemnified Parties and the Purchaser’s sublicensees but only as to that claim. The foregoing subsection (f) shall not apply to claims arising out of (i) modifications after the Effective Date to the Xonon Modules, Technical Information associated therewith, Licensed Technical Materials (as such terms are defined in the License Agreement) or other Acquisition Assets that without such modifications would not constitute such a breach, or (ii) combinations after the Effective Date of the Xonon Modules, Technical Information associated therewith, Licensed Technical Materials or other Acquisition Assets with other products or technologies that without such combinations would not constitute such a breach. Notwithstanding anything herein to the contrary, Seller shall be entitled to control the defense and settlement of that portion of the action constituting a claim described in this Section 8.1(f), provided that such a settlement would not result in an admission of liability by any member of the aforementioned indemnitees. Any settlement that would restrict the rights of such indemnitees in or to the Assigned Patents or Technical Information associated therewith, Licensed Patents, or Licensed Technical Materials or result in a financial obligation by any member of such indemnities shall require the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

Purchaser’s Indemnity Obligations. The Purchaser shall indemnify, defend and hold harmless the Seller and the Seller’s officers, directors, stockholders, employees, agents, representatives and Affiliates (each a “Seller Indemnified Party”) from and against any and all

Indemnified Amounts paid, imposed on, required by statutory or other legal authority, or incurred by a Seller Indemnified Party, directly or indirectly, relating to, resulting from or arising out of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of the Purchaser in this Agreement or in any certificate or instrument delivered in connection with this Agreement, , including without limitation, the License Agreement, (b) any violation or breach by the Purchaser of, or default by the Purchaser under the terms of, this Agreement or of any certificate or instrument delivered in connection with this Agreement, (c) any act or omission by the Purchaser or any of its directors, officers, employees, agents or representatives, occurring or commencing after the Closing Date, including any claim by a third party, including employees and customers arising out of or related to any act or omission by the Purchaser or any of its directors, officers, employees, agents or representatives occurring after the Closing Date, and (d) the Assumed Liabilities.

Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

Any of the Parties claiming indemnification under this Agreement (an “Indemnified Party”) shall with reasonable promptness (i) notify the Party from whom indemnification is sought (the “Indemnifying Party”) of the basis for the indemnity demand, including without limitation, any Indemnity Claim or claims asserted against the Indemnified Party or statutory or regulatory basis for supporting the demand for indemnification (“Indemnity Claim”) for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice (“Claim Notice”) containing a description in reasonable detail of the nature of the Indemnity Claim, an estimate of the amount of damages attributable to the Indemnity Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement. It shall not be necessary for any Party to expend any sum of money or pursue any third party to final judgment to enforce the indemnity provisions hereof.

Within 15 days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential Liability to the Indemnified Party with respect to such Indemnity Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Indemnity Claim.

If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Indemnity Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Indemnity Claim by all appropriate Proceedings, which Proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 8.3(a). The Indemnifying Party shall have full control of such defense and Proceedings. To the extent the Indemnifying Party fails to defend the Indemnified Party, the Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, within fifteen (15) days after expiration of the Election Period, any motion, answer or other pleadings that the Indemnified Party shall reasonably deem necessary or appropriate to protect its interests. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Indemnity Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Indemnity Claim or any cross complaint against any person; provided, however, that the Indemnifying Party shall be responsible for the costs of such cooperation incurred by the Indemnified Party. Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Indemnity Claim controlled by the Indemnifying Party pursuant to this Section 8.3 and shall bear its own costs and expenses with respect to such participation.

If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, or if the Indemnifying Party elects to defend the Indemnified Party but fails to vigorously prosecute or settle the Indemnity Claim as herein provided or if the Indemnified Party reasonably objects to such election on the grounds that counsel for such Indemnifying Party cannot represent both the Indemnified Party and the Indemnifying Parties because such representation would be reasonably likely to result in a conflict of interest, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Indemnity Claim by all appropriate Proceedings, which Proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. In such a situation, the Indemnified Party shall have full control of such defense and Proceedings and the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

The Indemnifying Party shall not settle or compromise any Indemnity Claim unless (i) the terms of such compromise or settlement require no more than the payment of money (i.e., such compromise or settlement does not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action), (ii) the full amount of such monetary compromise or settlement will be paid by the Indemnifying Party, and (iii) the Indemnified Party receives as part of such settlement a legal, binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that such Indemnity Claim and any claimed Liability of the Indemnified Party with respect thereto is being fully satisfied by reason of such compromise or settlement and that the Indemnified Party is being released from any and all obligations or liabilities it may have with respect thereto. The Indemnified Party shall not settle or admit Liability to any Indemnity Claim without the prior written consent of the Indemnifying Party unless (x) the Indemnifying Party has disputed its potential Liability to the Indemnified Party, and such dispute either has not been resolved or has been resolved in favor of the Indemnifying Party or (y) the Indemnifying Party has failed to respond to the Indemnified Party’s Claim Notice.

Notwithstanding anything to the contrary within this Section 8.3 or Agreement, both the Indemnifying Party and the Indemnified Party agree to reasonably cooperate in resolving any dispute or claim that triggers this Indemnification provision.

Limitations on Defense to the Claims of the Purchaser. TO THE EXTENT THAT THE PURCHASER MAKES ANY CLAIMS AGAINST THE SELLER UNDER THE PROVISIONS OF SECTION 8.1, THE SELLER MAY NOT ASSERT AND HEREBY EXPRESSLY WAIVE AS A DEFENSE, COUNTERCLAIM, OR OTHERWISE THAT THE PURCHASER HAS BEEN NEGLIGENT IN CONDUCTING ITS DUE DILIGENCE OF ANY ASPECT OF THE SELLER OR HAS FAILED TO CONDUCT ITS DUE DILIGENCE IN A PROPER OR ADEQUATE MANNER.

Limitation of Liability.

Notwithstanding anything to the contrary contained in  Article 8, except as set forth in clause (c) below, the aggregate liability of Seller or the Purchaser for all events or occurrences giving rise to a right of indemnification under Section 8.1 or 8.2 of this Agreement or the License Agreement shall be limited to the Purchase Price.  In addition, the aggregate liability of Seller for all events or occurrences giving rise to a right of indemnification under Section 8.1 of this Agreement shall be limited as follows: (1) with respect to any breach of a representation or warranty in Section 5.9, that portion of $400,000 attributable to the item of inventory at issue, as determined by reference to Schedule 2.4; (2) with respect to any breach of covenant by Seller in connection with the training services to be provided by Seller to the Purchaser pursuant to the License Agreement, $100,000; and (3) for all other matters, $1,600,000; provided, however, that the aggregate liability of Seller for any breach of Seller’s Non-Infringement Representation with respect to Intellectual Property shall be $1,600,000 and with respect to any item of inventory described on Schedule 2.1 shall be that portion of $400,000 attributable to such item, as determined by reference to Schedule 2.4.

An indemnified party is entitled to indemnification pursuant to Section 8.1 or Section 8.2, as applicable, only to the extent that the Indemnified Amount, individually or in the aggregate, exceeds $50,000, subject to the limitation set forth in Section 8.5(a).

Notwithstanding anything to the contrary contained in this Agreement, the foregoing cap in clause (a) above shall not apply to (i) Excluded Liabilities; (ii) only with respect to liabilities arising after the Closing Date, Assumed Liabilities; (iii) liabilities arising out of or in connection with any breach by the Purchaser of Sections 2 (License) or 3 (Xonon Trademark) of the License Agreement; or (iv) any Indemnified Amount arising from fraud or any knowing breach by Seller or the Purchaser, provided that such party has (x) been notified in writing by the other party of such breach and (y) has failed to remedy such breach within thirty (30) days after receipt of such notice.

Remedies Exclusive. Except for (i) equitable remedies, including specific performance (ii) cases of fraud and (iii) cases of knowing breach of a Party’s covenants or obligations hereunder (including any failure to pay an amount required to be paid hereunder) in cases where such party has (x) been notified in writing by the other party of such breach and (y) has failed to remedy such breach within thirty (30) days after receipt of such notice, the remedies provided for in this Article 8 shall constitute the sole and exclusive remedy for any post-Closing claims made for breach of the representations and warranties contained in this Agreement or any of the Schedules or Exhibits attached hereto or in any of the certificates or other instruments or documents furnished by any Party pursuant to this Agreement.

ARTICLE 9

GENERAL PROVISIONS

Survival. The representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for a period of one (1) year following the Closing Date; provided, however, that there shall be no such termination with respect to any such representation or warranty as to which a bona fide claim has been asserted by written notice of such claim delivered to the Party or Parties making such representation or warranty prior to the expiration of the survival period; provided, further, that the representations and warranties set forth in Sections 4.1  (Organization and Qualification), 4.2 (Authority; Consents; Binding Agreement), 5.1 (Organization and Qualification), 5.2 (Authority; Non-Contravention; Consents and Approvals), and 5.5 (Title to Assets) shall survive the Closing Date for the applicable statute of limitations and Seller’s Non-Infringement Representation shall survive the Closing for a period of two (2) years following the Closing Date. The covenants and agreements set forth in this Agreement, including, without limitation, those reflected in Section 3.1 (Limited Liabilities Assumed by Purchaser), Section 6.2 (Woodward Agreement), Section 6.3 (CEC Agreements), Section 6.9 (Non-competition) and Section 6.13 (Confidentiality), and the covenants and agreements in the License Agreement, shall survive the Closing for so long as the obligations thereunder continue.

Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via recognized overnight delivery service to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser, to:

Kawasaki Heavy Industries, Ltd.
1-1 Kawasaki-Cho
Akashi City, 673-8666
Japan
Attention:  Shin-Ichiro Noumi

with a copy to (which shall not constitute notice):
Kawasaki Motors Corp., U.S.A.
9950 Jeronimo Road
Irvine, California 92618-2084
Attention:  Donald J. Koprowski — General Counsel

If to the Seller, to:

Catalytica Energy Systems, Inc.
c/o Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California  94304
Attention:  Larry Sonsini

with a copy to (which shall not constitute notice):
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA  94304-1018
Attention: Chuck Holland

Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of this Agreement. In this Agreement, unless a contrary intention is specifically set forth, (i) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any Party solely because such Party or its legal representative drafted such provision.

Miscellaneous. This Agreement (including the documents and instruments referred to herein and the Disclosure Schedule and Exhibits attached hereto) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise except that (i) the Purchaser may assign this Agreement to one or more of its Affiliates, but no such assignment shall relieve the Purchaser of its obligations hereunder, and (ii) the Seller may assign this Agreement to any party that acquires all or substantially all of the assets of the Seller or all or substantially all of the intellectual property rights licensed to the Purchaser under the License Agreement, but no such assignment shall relieve the Seller of its obligations hereunder.

Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

Process and Venue. Any process against the Purchaser or the Seller in, or in connection with, any suit, action or Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address set forth in Section 9.2 with the same effect as though served on it personally. The Purchaser and the Seller hereby irrevocably submit in any suit, action or Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement to the exclusive jurisdiction and venue of the United States District Court for the Northern District of California and the jurisdiction and venue of any court of the State of California located in Santa Clara County and waive any and all objections to jurisdiction and review or venue that it or he may have under the laws of California or the United States.

Disclosure Schedules.  The disclosures in the Disclosure Schedules, and those in any supplement thereto, relate only to the representations and warranties in the Section or paragraph of the Agreement to which they expressly relate and not to any other representation or warranty in the Agreement, unless otherwise set forth therein. If there is any inconsistency between the statements in the body of the Agreement and those in the Disclosure Schedules, the statements in the Disclosure Schedules will control.

Independent Obligations. The Parties hereby expressly agree that their respective obligations and covenants under this Agreement and the License Agreement, including without limitation, covenants regarding non-competition, waivers and indemnification obligations, shall be independent of each other and are made in addition to the obligations and covenants made in the other.

Attorney’s Fees. In the event any Party hereto institutes a Proceeding against any other Party hereto for a claim arising out of or to enforce this Agreement, the Parties agree that the prevailing party shall be entitled to recovery of its reasonable attorney’s fees and litigation expenses in connection with such Proceeding.

Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Purchaser and the Seller have executed and delivered this Agreement effective as of the date first written above.

PURCHASER:

KAWASAKI HEAVY INDUSTRIES, LTD.

By:	/s/ KAZUTOYO DAIKOKU
Name:	Kazutoyo Daikoku
Title:	Deputy General Manager, Gas Turbine Division

SELLER:

CATALYTICA ENERGY SYSTEMS, INC.

By:	/s/ ROBERT W. ZACK
Name:	Robert W. Zack
Title:	President, Chief Executive Officer and Chief Financial Officer

For purposes of Section 6.8 only:

KAWASAKI GAS TURBINES — AMERICAS, a division of KAWASAKI MOTORS CORP., U.S.A.

By:	/s/ HIRO MATSUMURA
Name:	Hiro Matsumura
Title:	President

Schedule 2.1(a)

Inventory

1.             6 Xonon Modules 1 of which is only partially manufactured;

2.             Approximately 650 pounds of aluminized H214 foil; and

3.             Approximately 1,050 pounds of non-aluminized H214 foil.

Schedule 2.1(b)

Assigned Patents

TITLE	COUNTRY	PATENT, PUBLICATION, OR APPLICATION NUMBER
Multistage Process for Combusting Fuel Mixtures	DE	EP0558669
Multistage Process for Combusting Fuel Mixtures	FR	EP0558669
Multistage Process for Combusting Fuel Mixtures	GB	EP0558669
Multistage Process for Combusting Fuel Mixtures	IT	EP0558669
(*) Multistage Process for Combusting Fuel Mixtures	JP	3364492
Process for Burning Combustible Mixtures	US	5,425,632
Multistage Process for Combusting Fuel Mixtures	US	5,281,128
Multistage Process for Combusting Fuel Mixtures Using Oxide Catalysts in the Hot Stage	US	5,232,357
Two Stage Process for Combusting Fuel Mixtures	US	5,183,401
Cooled Support Structure for a Catalyst	US	5,461,864
Improved Support Structures for a Catalyst	DE	EP1075628
Improved Support Structures for a Catalyst	DK(1)	EP1075628
Improved Support Structures for a Catalyst	FR	EP1075628
Improved Support Structures for a Catalyst	GB	EP1075628
Improved Support Structures for a Catalyst	JP	2002513132
Improved Support Structures for a Catalyst	US	6,217,832
Thermally Tolerant Support Structure for a Catalytic Combustion Catalyst	EP	1336068
Thermally Tolerant Support Structure for a Catalytic Combustion Catalyst	JP	2004525327

TITLE	COUNTRY	PATENT, PUBLICATION, OR APPLICATION NUMBER
Thermally Tolerant Support Structure for a Catalytic Combustion Catalyst	KR	2003-7006485
Thermal Tolerant Support Structure for a Catalytic Combustion Catalyst	US	2002110501
(***) Control Strategy for Flexible Catalytic Combustion System	EP	1352196
(***) Control Strategy for Flexible Catalytic Combustion System	JP	2004525331
(***) Control Strategy for Flexible Catalytic Combustion System	TW	505764
(***) General Control Strategy for a Flexible Catalytic Control System	US	2004206090
Process and Apparatus for Control of Nox In Catalytic Combustion Systems	US	6,595,003
Method of Thermal Nox Reduction in Catalytic Combustion Systems	EP	1334307
Method of Nox Reduction in Catalytic Combustion Systems	JP	2004519651
Method of Thermal Nox Reduction in Catalytic Combustion Systems	US	6,718,772
(***) Design and Control Strategy for Catalytic Combustion System with a Wide Operating System	EP	1427965
(***) Design and Control Strategy for Catalytic Combustion System with a Wide Operating System	JP	2005502021
(***) Design and Control Strategy for Catalytic Combustion System with a Wide Operating Range	US	6,796,129
Fuel-Air Premixing System For a Catalytic Combustor	US	2004021235
(***) Dynamic Control System for Catalytic Combustion Process and Gas Turbine Engine Utilizing Same	CA	2344210
(***) Dynamic Control System for Catalytic Combustion Process and Gas Turbine Engine utilizing Same (WGC)	DE	1114279
(***) Dynamic Control System for Catalytic Combustion Process and Gas Turbine Engine utilizing Same (WGC)	FR	1114279

TITLE	COUNTRY	PATENT, PUBLICATION, OR APPLICATION NUMBER
(***) Dynamic Control System for Catalytic Combustion Process and Gas Turbine Engine utilizing Same (WGC)	GB	1114279
(***) Dynamic Control System for Catalytic Combustion Process and Gas Turbine Engine utilizing Same (WGC)	IT	1114279
(***) Dynamic Control System for Catalytic Combustion Process and Gas Turbine Engine utilizing Same	JP	2002525490
(***) Dynamic Control System for Catalytic Combustion Process and Gas Turbine Engine Utilizing Same (WGC)	US	6095793
Dynamic Control System and Method for Multiple Combustor Catalytic Gas Turbine Engine	BR	PI0406806-8
Dynamic Control System and Method for Multiple Combustor Catalytic Gas Turbine Engine	EP	1592924
Dynamic Control System and Method for Multiple Combustor Catalytic Gas Turbine Engine	JP	2006501010
Dynamic Control System and Method for Multiple Combustor Catalytic Gas Turbine Engine	US	2004206091
Catalyst Module Overheating Detection and Methods of Response	EP	04782983.3
Catalyst Module Overheating Detection and Methods of Response	US	10/571,798
Catalyst Module Overheating Detection and Methods of Response	US	11/376,726
(**) Bypass Air Injection Method and Apparatus for Gas Turbines	US	6,568,188
(**) Bypass Air Injection Method and Apparatus for Gas Turbines	US	6,449,956

(1)             It is CESI’s understanding that the noted patent has been abandoned due to nonpayment of an annuity and CESI is transferring whatever rights, if any, in and to such patent, which may be none.

Schedule 2.4

Allocation of Asset Values

1.             $400,000 allocated to the inventory set forth on Schedule 2.1(a), $300,000 of which shall be allocated to the Xonon Modules described therein and $100,000 of which shall be allocated to the H214 foil described therein. Of the $300,000 allocated to the Xonon Modules, that amount shall be allocated equally among the individual Xonon Modules.

2.             $1,600,000 for the assignments and licenses granted by Seller to the Purchaser pursuant to the License Agreement, allocated to such rights and obligations as follows:

(a)           $1,300,000 for the Assigned Patents;

(b)           $50,000 for the right to acquire Abandoned Multi-Use Patents as described in Section 2.1 of the License Agreement;

(c)           $240,000 for the license of Licensed Patents and Licensed Technical Materials as described in Section 2.2 of the License Agreement; and

(d)           $10,000 for the license of the CESI Trademarks as described in Section 4 of the License Agreement.

3.             $100,000 for the training services to be provided by Seller to the Purchaser pursuant to the License Agreement.

Any capitalized terms above not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the License Agreement.

Schedule 3.1

Assumed Liabilities

The Purchaser shall assume all obligations of the Seller under the CEC Agreements and the Woodward Agreement effective as of the Closing Date.

The Purchaser agrees to maintain accurate records for the purposes of tracking components of sales, fees and royalties due pursuant to this Schedule.

Schedule 5.2(b)

Pursuant to Seller’s agreements with the California Energy Commission (“CEC”), the CEC may have march-in rights with respect to the following patents/patent applications:

EP 1336068
JP 2004/525327
US 2002/110501
KR 2003/7006485

Schedule 5.2(c)

Approval is required from the CEC to assign the CEC Agreements to the Purchaser. Consent of TKK is required for the transfer and license of certain patents issued under the laws of Japan in which TKK has joint ownership with Seller.

Schedule 5.3

The Purchaser and KGT-A have threatened litigation against the Seller in connection with the Xonon Module Supply Agreement by and among the Seller, the Purchaser and KGT-A dated December 13, 2000 as amended as of July 2, 2003.

Schedule 5.5

In addition to the exceptions listed on Schedule 5.7, certain portions of the Intellectual Property may be subject to march-in rights as described in Schedule 5.2(b).

Pursuant to Article 3 of the Woodward Agreement, Seller has granted Woodward Governor Company a non-exclusive license to certain of the Assigned Patents, as described on Schedule 5.7.

Schedule 5.7

Intellectual Property

The licenses of the Multi-Use Patents marked with “(*)” in Exhibit A of the License Agreement are subject to the prior consent of TKK, which consent has been delivered by TKK as of the date of this Agreement. The Multi-Use Patents marked with “(**)” in Exhibit A of the License Agreement are jointly owned by Seller and General Electric Company.

The Assigned Patents marked with “(*)” in Schedule 2.1(b) are jointly owned by Seller and TKK. The Assigned Patents marked with “(**)” in Schedule 2.1(b) are jointly owned by Seller and General Electric Company.

The Assigned Patents marked with “(***)” in Schedule 2.1(b) are those that currently correspond to Exhibit D to the Woodward Agreement and Section 3.2 thereof. To the extent that any other Assigned Patents fall within the definition of “CESI Patents” or “CESI Improvement Patents” in the Woodward Agreement, those other Assigned Patents would also be licensed to the Woodward Governor Company (“Woodward”) pursuant to Article 3 of the Woodward Agreement.

Schedule 5.8

1.                                       Control Patent Assignment and Cross-License Agreement dated 19 December 2001 between Woodward Governor Company and Catalytica Energy Systems, Inc., as amended by the Settlement and Release of Claims letter dated April 24, 2002 from John Holbrook of Woodward Governor Company to Craig Kitchen of Seller.

a.             Payment records in respect of the Woodward Agreement.

2.                                       Royalty Agreement No. ROY-05-002 between Catalytica Energy Systems, Inc. and the California Energy Commission for Contract No. 500-97-033.

a.             Payment records in respect of Royalty Agreement No. ROY-05-002.

3.                                       Royalty Agreement No. ROY-05-001 between Catalytica Energy Systems, Inc. and the California Energy Commission for Contract No. 500-01-030.

a.             Payment records in respect of Royalty Agreement No. ROY-05-001.

4.             Approval is required from the CEC to assign the CEC Agreements to Purchaser.

Schedule 5.9

Xonon Module Exceptions

Two of the Xonon Modules have a significant shelf life, and there may be material degradation as a result of the storage period. Xonon Module AA023 is partially assembled.

Module Data

Foil Exceptions

For the 2-mil thick Haynes 214 foil which is used in the outlet stage of the module, the usable Aluminized H214 is spread out through 20 4” wide rolls of varying weights and usability. In general, each roll has some portion of unusable foil at each end and some may have slits or burns within the roll. The Seller estimates that approximately 75% of the foil (650 of 883 lbs) to be usable. With respect to the un-aluminized H214 foil, there are 10 rolls of 12” wide foil of varying weights. The Seller estimates that approximately 80% of the foil (1050 of 1346) to be usable.

The following is the specific information with respect to the foil:

Stock Number	Foil Type	Thickness	Width (in)	Core Weight (lbs)	Gross Weight (lbs)	Net Weight (lbs)
10676	AL-H214	2-mil	4	6.6	65	58.4
10853	AL-H214	2-mil	4	6.05	24	17.95
10855	AL-H214	2-mil	4	6.1	10.4	4.3
10856	AL-H214	2-mil	4	6.05	61	54.95
10858	AL-H214	2-mil	4	6.05	29	22.95
10982	AL-H214	2-mil	4	6.14	63	56.86
10984	AL-H214	2-mil	4	6.14	16.3	10.16
10993	AL-H214	2-mil	4	6.6	59	52.4
10994	AL-H214	2-mil	4	6.6	60	53.4
11064	AL-H214	2-mil	4	5.95	60	54.05
11065	AL-H214	2-mil	4	5.95	52	46.05
11066	AL-H214	2-mil	4	5.95	62	56.05
11067	AL-H214	2-mil	4	5.95	62	56.05
11068	AL-H214	2-mil	4	5.95	53	47.05
11069	AL-H214	2-mil	4	5.95	10.3	4.35

11070	AL-H214	2-mil	4	5.95	60	54.05
11071	AL-H214	2-mil	4	5.95	65	59.05
11072	AL-H214	2-mil	4	5.95	66	60.05
11073	AL-H214	2-mil	4	5.95	66	60.05
11074	AL-H214	2-mil	4	5.95	61	55.05
20 4” wide, 2-mil thick Al-H214 Rolls					Total	883.22 lbs

10670	H214	2-mil	12	11	102	91
10671	H214	2-mil	12	11	276	265
10674	H214	2-mil	12	11	258	247
10678	H214	2-mil	12	12	108	96
10680	H214	2-mil	12	11	92	81
10682	H214	2-mil	12	11	99.6	88.6
10683	H214	2-mil	12	11	131	120
10684	H214	2-mil	12	11	142.4	131.4
10686	H214	2-mil	12	14	144	130
11035	H214	2-mil	12	11	107	96
10 12” wide, 2-mil thick H214 Rolls					Total	1,346 lbs

EXHIBIT A

Form of Bill of Sale and Assignment

This Bill of Sale, Assignment and Assumption Agreement (this “Agreement”) is made and entered into effective as of the       day of             , 2006 by and between CATALYTICA ENERGY SYSTEMS, INC., a Delaware corporation (the “Assignor”), and KAWASAKI HEAVY INDUSTRIES, LTD.,  Japanese corporation (the “Assignee”).

RECITALS

WHEREAS, the Assignor and the Assignee have executed that certain Asset Purchase Agreement dated as of               , 2006 (the “Asset Purchase Agreement”);

WHEREAS, the Assignor desires to sell to the Assignee, and the Assignee desires to purchase from the Assignor the Acquisition Assets (as defined in the Asset Purchase Agreement);

WHEREAS, the Assignee has agreed to assume from Assignor and agrees to pay, perform and discharge all of the Assumed Liabilities as defined in the Asset Purchase Agreement; and

WHEREAS, any capitalized term used herein or in the exhibits attached hereto and not otherwise defined shall have the meaning ascribed to it in the Asset Purchase Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor sells, transfers, assigns, conveys and delivers unto the Assignee and its successors and assigns all of the Assignor’s right, title and interest in and to the Acquisition Assets, free and clear of all Encumbrances, except as described in the Asset Purchase Agreement and other than with respect to the Assumed Liabilities. The Assignor also assigns, conveys, transfers and sets over unto the Assignee and its successors and assigns, all right, title and interest of the Assignor in and to each of the Assumed Liabilities.

The Assignee accepts, assumes and agrees to pay, discharge or perform, as appropriate, the Assumed Liabilities. Other than the Assumed Liabilities, the Assignee shall not assume or be responsible for any claims against, or liabilities, commitments, contracts, agreements or obligations whatsoever of the Assignor.

This Agreement is subject and subordinate to all of the terms and provisions of the Asset Purchase Agreement, and in the event of any conflict between any term or provision hereof and any term or provision of the Asset Purchase Agreement, the latter shall control.

Each party agrees to execute, acknowledge and deliver such further documents and instruments and to take other actions as may be reasonably necessary to convey to and vest in

Assignee and protect its right, interest in and enjoyment of the Acquisition Assets and Assumed Liabilities.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

This Agreement shall bind and inure to the benefit of the Assignee and the Assignor and their respective successors and assigns.

This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ASSIGNOR

CATALYTICA ENERGY SYSTEMS, INC.

By:
Name:
Title:

ASSIGNEE

KAWASAKI HEAVY INDUSTRIES, LTD.
By:
Name:
Title:

EXHIBIT B

Form of License Agreement

THIS LICENSE AGREEMENT (“Agreement”) is made effective as of June       , 2006 (“Effective Date”), by and between Catalytica Energy Systems, Inc., a Delaware corporation (“CESI”), and Kawasaki Heavy Industries, Ltd., a Japanese corporation (“Kawasaki”).

WHEREAS, CESI and Kawasaki have entered into that certain Asset Purchase Agreement dated simultaneously herewith (“Asset Purchase Agreement”);

WHEREAS, CESI has developed expertise and technology of a catalytic combustion system that incorporates catalytic modules that are utilized to oxidize hydrocarbon fuels in the combustion system of gas turbines;

WHEREAS, Kawasaki desires to obtain from CESI certain patents and technical materials associated with such CESI catalytic combustion system that are necessary or useful in the manufacturing, operation, distribution, sales, and support of such catalytic combustion systems for Small Gas Turbines; and

WHEREAS, CESI desires to grant a license of such patents and technical materials to Kawasaki.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Definitions. Capitalized terms not otherwise defined herein shall have the meanings specified in the Asset Purchase Agreement.

1.1.          “Affiliate” shall have the meaning set forth in the Asset Purchase Agreement.

1.2.          “Assigned Patents” shall have the meaning set forth in the Asset Purchase Agreement.

1.3.          “Patents” means patents (including utility models, as well as divisions, reissues, continuations, continuations-in-part, renewals and extensions of any of the foregoing) and provisional and regular applications therefor, and patents which may be issued on such applications.

1.4.          “SGT Catalytic Module” means a catalytic container module designed for use solely with Small Gas Turbines to reduce the nitrous oxide emissions of such Small Gas Turbines.

1.5.          “Small Gas Turbines” shall have the meaning set forth in the Asset Purchase Agreement and shall include the term “SGT.”

1.6.          “Technical Information” means all technical information, know-how, trade secrets, manufacturing techniques, software and other copyrightable works, engineering and other data, drawings, material and process specifications (whether patented or unpatented, whether in written, printed, oral or other form) that are required or reasonably necessary for Kawasaki to continue the manufacturing of SGT Catalytic Modules from and after the Closing Date.

2.             License.

2.1.          Multi-Use Patents. The parties acknowledge that the patents listed in Exhibit A (“Multi-Use Patents” or “Licensed Patents”) are applicable to both Small Gas Turbines and to other products and technologies, including, without limitation, gas turbines that are not Small Gas Turbines. Kawasaki may request in writing from time to time that CESI identify which Multi-Use Patents, if any, that it has decided to abandon, and CESI shall respond in writing to such requests. Subject to the terms and conditions of this Agreement, with respect to any Multi-Use Patents that CESI indicates in any such response that it has decided to abandon (“Abandoned Multi-Use Patents”), CESI shall, upon Kawasaki’s written request, and without additional consideration, assign such Abandoned Multi-Use Patents to Kawasaki. Notwithstanding anything to the contrary, the obligations of CESI under this Section 2.1 (a) shall not apply to any third parties, including, without limitation, any successors or assigns of CESI or any acquirers or other assignees of any Multi-Use Patents, and (b) shall terminate with respect to any Multi-Use Patent upon the acquisition or other transfer of such Multi-Use Patent (including, without limitation, as a result of a voluntary assignment of such Multi-Use Patent to a third party, an acquisition by a third party of CESI assets that include such Multi-Use Patent, or a merger involving CESI).

2.2.          Licenses.

(a)           Patents. Subject to the terms and conditions of this Agreement, CESI hereby grants to Kawasaki a perpetual, fully paid-up, royalty-free, worldwide, irrevocable license, under the Multi-Use Patents, to make, have made, test, use, sell, offer to sell, import, export, distribute, market, promote, sublicense, create improvements, and commercially exploit SGT Catalytic Modules.

(b)           Technical Materials. Subject to the terms and conditions of this Agreement, CESI hereby grants to Kawasaki a perpetual, fully paid-up, royalty-free, worldwide, irrevocable license to:

(i)            use, modify, create derivative works of, and reproduce the technical materials listed in Exhibit B (“New Technical Materials”), Technical Information associated with the Multi-Use Patents (the “Multi-Use Technical Information”), and the Technical Information and Xonon Control Algorithms (as such terms are defined in the TDTA) owned by CESI and previously delivered by CESI to Kawasaki pursuant to the TDTA (the New Technical Materials, Multi-Use Technical Information, and such Technical Information and Xonon Control Algorithms, collectively, “Licensed Technical Materials”) as reasonably necessary to design, develop, manufacture, have made, test, use, sell, offer to sell, import, export, distribute, market, promote, sublicense, create improvements, and commercially exploit SGT Catalytic Modules;

(ii)           distribute the Licensed Technical Materials to Kawasaki’s Affiliates, and sublicense to such Affiliates the rights granted in subsection (i) above;

(iii)          distribute the Licensed Technical Materials to contractors and consultants of Kawasaki and its Affiliates (collectively, “Kawasaki Contractors”), and sublicense to such contractors and consultants the rights granted in subsection (i) above solely on behalf of Kawasaki and its Affiliates; and

(iv)          distribute the Licensed Technical Materials to customers and potential customers of SGT Catalytic Modules and associated Small Gas Turbines (collectively, “Kawasaki Customers”) as Kawasaki reasonably deems appropriate in the Small Gas Turbine market, and sublicense to such customers and potential customers the right to use such Licensed Technical Materials in the offering for sale, sale, service and repair of SGT Catalytic Modules and associated Small Gas Turbines.

CESI shall use commercially reasonable efforts to deliver the New Technical Materials to Kawasaki in both hardcopy and in electronic form.

(c)           Authorized Users. Kawasaki shall be responsible for compliance by its Affiliates, Kawasaki Contractors and Kawasaki Customers (collectively, “Authorized Users”) with the terms and conditions of Sections 2.2 and 2.3 of this Agreement to the same extent as Kawasaki itself, and any act or omission of any Authorized User shall constitute an act or omission of Kawasaki. Kawasaki and the Authorized Users shall not use or disclose any Licensed Technical Information except as permitted in Section 2.2.

(d)           Exclusivity. CESI agrees that Kawasaki’s licenses as to the Licensed Patents and Licensed Technical Materials under Sections 2.2(a) and 2.2(b) shall be EXCLUSIVE to Kawasaki as to SGT Catalytic Modules. CESI agrees that as of the Effective Date, CESI shall have no right to manufacture, make, have made, license, sublicense, distribute, or otherwise commercially exploit the Licensed Technical Materials in connection with any SGT Catalytic Modules without the prior written consent of Kawasaki.

(e)           Marking; Requests for Disclosure. Kawasaki shall (and shall cause its Affiliates and Kawasaki Contractors to) mark substantially permanently and legibly, and shall require the permanent and legible marking of, all SGT Catalytic Modules and related documentation with such patent notice as may be required under Title 35, United States Code or other applicable rules or regulations in foreign jurisdictions. With respect to the Licensed Patents, Kawasaki shall respond to any request for disclosure under 35 U.S.C. § 287(b)(4)(B) only by notifying CESI of the request for disclosure.

2.3.          Sublicense Limitations. If Kawasaki grants any sublicense to the Licensed Patents or the Licensed Technical Materials: (A) Kawasaki shall be responsible for compliance by the sublicensee with the terms and conditions of Sections 2.2 and 2.3 of this Agreement to the same extent as Kawasaki itself, (B) any act or omission of a sublicensee shall constitute an act or omission of Kawasaki, and (C) each sublicensee shall agree in writing that it is subject to the terms and conditions of Sections 2.2 and 2.3 of this Agreement (without the right to further sublicense), and that CESI shall be third party beneficiary of each such sublicense as necessary to enforce its rights in the Licensed Patents and Licensed Technical Materials. Notwithstanding subsection (C) to the contrary, Kawasaki shall have the right to include in its specifications sheets, product data sheets, support manuals and other marketing, sales and support materials for SGT Catalytic Modules any Licensed Technical Materials that are customarily included in such materials, without entering into any writing with the recipients of such materials.

2.4.          No Implied Rights. Each party hereby retains all rights not expressly granted by this Agreement. Each party hereby disclaims any and all implied licenses, rights and obligations, including any licenses, rights or obligations that may be deemed granted by this Agreement or the activities of the parties hereunder.

3.             Xonon Trademark.

3.1.          License. During the term of this Agreement, subject to the terms and conditions of this Agreement, CESI hereby grants to Kawasaki the EXCLUSIVE right to use the marks listed in Exhibit C (the “CESI Trademarks”) on and in relation to its sale of the SGT Catalytic Modules. Kawasaki shall have the right to sublicense the foregoing right to its Affiliates and contractors; provided that (a) Kawasaki shall be responsible for compliance by its sublicensees with the terms and conditions of Section 3 of this Agreement to the same extent as Kawasaki itself, (b) any act or omission of any sublicensee shall constitute an act or omission of Kawasaki, and (c) each sublicensee shall agree in writing that it is subject to the terms and conditions of Section 3 of this Agreement and that CESI shall have a right of action against the sublicensee as necessary to enforce the terms and conditions of this Section 3. Nothing in this Agreement requires Kawasaki to use any CESI Trademarks.

3.2.          Quality Control.

(a)           Kawasaki shall ensure that all use of the CESI Trademarks shall be in accordance with the reasonable instructions and guidelines of CESI as provided to Kawasaki from time to time.

(b)           All SGT Catalytic Modules that are marked using a CESI Trademark and are manufactured by Kawasaki or any of its sublicensees (“Marked Modules”) shall be of such quality as will, in CESI’s reasonable judgment, protect and enhance the goodwill, image and reputation adhering to the CESI Trademarks. Kawasaki shall cooperate reasonably with CESI in enabling CESI to ascertain that the Marked Modules meet CESI’s quality standards. Such cooperation shall include, without limitation, upon CESI’s written request, providing CESI with communications from third parties regarding the quality of the Marked Modules, and upon at least ten (10) days prior written notice, providing CESI with access to the Marked Module packaging and distribution facilities during normal business hours for reasonable inspection by CESI.

(c)           From time to time and upon CESI’s written request, Kawasaki shall submit to CESI samples of all materials bearing any CESI Trademark, including, without limitation, any advertising, packaging and other publicly disseminated materials. If CESI discovers any improper use of any CESI Trademark on any such submission and delivers a writing describing in detail the improper use to Kawasaki, Kawasaki shall promptly remedy the improper use.

3.3.          Protection of Mark.

(a)           Kawasaki shall conduct its business associated with Marked Modules in a manner that will reflect positively on the CESI Trademarks.

(b)           Kawasaki shall use the CESI Trademarks in a manner that does not derogate CESI’s rights in the CESI Trademarks or the value of the CESI Trademarks, and shall take no action that would interfere with, diminish or tarnish those rights or value.

(c)           On each product, document, advertisement or other material on which Kawasaki uses a CESI Trademark, Kawasaki shall mark the first prominent use of the CESI Trademark with a “™” or “®” trademark legend, as applicable, and include a trademark notice in a form reading, “[CESI Trademark] is a trademark of Catalytica Energy Systems, Incorporated” at least once on such document, advertisement or other material.

(d)           Kawasaki shall not use as its own any service mark, service name, trade name or trademark confusingly similar to any CESI Trademark.

(e)           Kawasaki shall reasonably cooperate with CESI’s preparation and filing of any applications, renewals or other documentation necessary or useful to protect CESI’s intellectual property rights in the CESI Trademarks. Kawasaki shall not register any CESI Trademark without CESI’s express prior written consent, and CESI shall retain the exclusive right to apply for and obtain registrations for the CESI Trademarks throughout the world.

(f)            Kawasaki shall notify CESI promptly of any actual or threatened infringements, imitations or unauthorized uses of any CESI Trademark of which Kawasaki becomes aware.

(g)           Kawasaki shall not challenge the validity of any CESI Trademark, CESI’s ownership of any CESI Trademark, or the enforceability of CESI’s rights therein.

3.4.          License Termination. CESI may terminate the license granted to Kawasaki in Section 3.1, and all sublicenses granted thereunder, upon any breach of Section 3 by Kawasaki or any of its sublicensees if such breach is not cured within thirty (30) days of CESI notifying Kawasaki of such breach.

3.5.          Reservation of Rights. All rights of CESI in and to the CESI Trademarks not expressly granted under Section 3.1 are reserved by CESI. Kawasaki shall not, and shall have no right to, reproduce or use (or authorize the reproduction or use of) any CESI Trademark in any manner whatsoever other than as expressly authorized by Section 3.1. All use of the CESI Trademarks by Kawasaki and its sublicensees, and all goodwill associated with such use, shall inure to the benefit of CESI.

4.             Training. In consideration of the Training Fee (defined below), CESI agrees to provide the training services described on Exhibit D to Kawasaki, its Affiliates, and its and their subcontractors or sublicensees (including, without limitation, Tanaka Kikinzoku Kogyo K.K.).

5.             Purchase Price. As consideration of the assignment, license, and training described in this Agreement, Kawasaki agrees to pay CESI, as part of the Purchase Price provided under the Asset Purchase Agreement, a one time payment as allocated in the Asset Purchase Agreement.

6.             Disclaimer of Warranties. The Asset Purchase Agreement sets forth all of the representations and warranties made by the parties in connection with this Agreement. Except as otherwise set forth in the Asset Purchase Agreement, neither party makes any representations or warranties in connection with the Assigned Patents, Multi-Use Patents, Licensed Technical Materials or any other aspects of this Agreement, whether express or implied, including, without limitation, any implied warranties of merchantability, fitness for a particular purpose, title or non-infringement, or any warranties that may arise from course of performance, course of dealing or usage of trade.

7.             Limitation of Liability.

7.1.          NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT FOR LIABILITY FOR INFRINGEMENT, MISAPPROPRIATION OR OTHER UNAUTHORIZED USE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY, NEITHER PARTY SHALL HAVE ANY LIABILITY WHATSOEVER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES OF ANY KIND, OR ANY LOSS OF REVENUE OR PROFITS, LOSS OF BUSINESS, OR LOSS OF DATA, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, OR OTHERWISE), EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

7.2.          Each party’s liability arising out of or in connection with this Agreement shall be subject to the limits set forth in Section 8.5 of the Asset Purchase Agreement.

8.             Confidentiality. The terms and conditions of Section 6.6 and 6.13 of the Asset Purchase Agreement shall apply to this Agreement and the terms and conditions hereof.

9.             Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party will operate or be construed as a waiver of any other or subsequent breach by the other party. No failure or delay by either party in exercising any right, remedy, power or privilege hereunder, nor any single or partial exercise thereof, shall operate as a waiver of any right, remedy, power or privilege hereunder.

10.           Severability. If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

11.           Governing Law. This Agreement, and all the rights and duties of the parties arising out of, in connection with, or relating in any way to the subject matter of this Agreement or the transactions contemplated by it, shall be governed by, construed, and enforced in accordance with the laws of the State of California (excluding its conflict of laws rules which would refer to and apply the substantive laws of another jurisdiction). Any suit or proceeding hereunder shall be brought exclusively in the United States District Court for the Northern District of California and state courts located in Santa Clara County, California. Each party consents to the personal jurisdiction of such courts and waives any objection that such courts are an inconvenient forum.

12.           Injunctive Relief. Each party acknowledges that a breach of its obligations under this Agreement would cause the other party irreparable damage. Accordingly, each party agrees that in the event of such breach or threatened breach by the other party, in addition to remedies at law, the non-breaching party shall have the right to injunctive or other equitable relief to prevent violations by the breaching party of the terms and conditions of this Agreement, without the necessity of posting bond or other security.

13.           Assignment. Neither party shall, or shall have the right to, assign, delegate or otherwise transfer (whether voluntarily, by operation of law, or otherwise) this Agreement, or any of its rights or obligations hereunder, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment, delegation or other transfer made in contravention of this Section shall be null and void for all purposes. Notwithstanding the foregoing, (a) either party may assign this Agreement to any Affiliate or third party that acquires all or substantially all of such party’s assets, (b) CESI may assign this Agreement to any Affiliate or third party that acquires all or substantially all of the intellectual property rights licensed to Kawasaki under this Agreement, and (c) Kawasaki may assign this Agreement to any Affiliate, or third party that acquires all or substantially all of its Small Gas Turbine business and assets.

14.           Entire Agreement. This Agreement, together with the Asset Purchase Agreement, including all Exhibits to any of the foregoing, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of both Kawasaki and CESI. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

In WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized representatives.

Kawasaki:	CESI:

Kawasaki Heavy Industries, Ltd.	Catalytica Energy Systems, Incorporated

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A

MULTI-USE PATENTS

TITLE	COUNTRY	PATENT, APPLICATION, OR PUBLICATION NUMBER
Graded Palladium Containing Partial Combustion Catalyst and a Process for Using It	US	5,248,251
Graded Palladium Containing Partial Combustion Catalyst	US	5,258,349
(*) Catalyst Structure Having Integral Heat Exchange	CA	2,096,950
(*) Catalyst Structure Having Integral Heat Exchange	CH	EP0559808
(*) Catalyst Structure Having Integral Heat Exchange	DE	EP0559808
(*) Catalyst Structure Having Integral Heat Exchange	ES	EP0559808
(*) Catalyst Structure Having Integral Heat Exchange	FR	EP0559808
(*) Catalyst Structure Having Integral Heat Exchange	GB	EP0559808
(*) Catalyst Structure Having Integral Heat Exchange	IT	EP0559808
(*) Catalyst Structure Having Integral Heat Exchange	KR	234887
(*) Catalyst Structure Having Integral Heat Exchange	NL	EP0559808
(*) Catalyst Structure Having Integral Heat Exchange	RU	2065766
(*) Catalyst Structure Having Integral Heat Exchange	US	5,250,489
Palladium Partial Combustion Catalysts and a Process for Using Them	DE	EP0559844
Palladium Partial Combustion Catalysts and a Process for Using Them	FR	EP0559844
Palladium Partial Combustion Catalysts and a Process for Using Them	GB	EP0559844
Palladium Partial Combustion Catalysts and a Process for Using Them	IT	EP0559844
(*) Palladium Partial Combustion Catalysts and a Process for Using Them	JP	3191013

TITLE	COUNTRY	PATENT, APPLICATION, OR PUBLICATION NUMBER
Palladium Partial Combustion Catalysts and a Process for Using Them	KR	261782
Partial Combustion Process and a Structure for Use in the Process	US	5,326,253
Partial Combustion Process and a Structure for Use in the Process	US	5,511,972
(*) Partial Combustion of Palladium on a Zirconia Support and a Process for Using it	US	5,259,754
(*) Partial Combustion of Palladium on a Zirconia Support and a Process for Using it	US	5,405,260
Improved Process and Catalyst Structure Employing Integral Heat Exchange With Optional Downstream Flameholder	DE	EP0745180
Improved Catalyst Structure Employing Integral Heat Exchange	DE	EP0746674
Improved Process and Catalyst Structure Employing Integral Heat Exchange With Optional Downstream Flameholder	FR	EP0745180
Improved Catalyst Structure Employing Integral Heat Exchange	FR	EP0746674
Improved Process and Catalyst Structure Employing Integral Heat Exchange With Optional Downstream Flameholder	GB	EP0745180
Improved Catalyst Structure Employing Integral Heat Exchange	GB	EP0746674
Improved Process and Catalyst Structure Employing Integral Heat Exchange With Optional Downstream Flameholder	IT	EP0745180
Improved Catalyst Structure Employing Integral Heat Exchange	IT	EP0746674
(*) Improved Catalyst Structure Employing Integral Heat Exchange	JP	3705298
(*) Improved Catalyst Structure Employing Integral Heat Exchange	JP	3705299
Improved Catalyst Structure Employing Integral Heat Exchange	KR	373887
Improved Catalyst Structure Employing Integral Heat Exchange	SE	EP0746674
Improved Catalyst Structure Employing Integral Heat Exchange	TW	295551

TITLE	COUNTRY	PATENT, APPLICATION, OR PUBLICATION NUMBER
(*) Process and Catalyst Structure for Employing Integral Heat Exchange with Optional Downstream Flameholder	US	5,512,250
Process and Catalyst Structure for Employing Integral Heat Exchange with Optional Downstream Flameholder	US	5,518,697
(**) Support Structure for a Catalyst	US	6,116,014
Mixed Oxide Solid Solutions	US	6,521,566

EXHIBIT B

NEW TECHNICAL MATERIALS

Media	Rev	Title
MaterialSpec-001	C	Kawasaki River Lite 20-5USR Foil (BM-012) Specification
MaterialSpec-002	B	RC-100P Zirconium Oxide Powder (BM-005) Specification
MaterialSpec-003	B	Pt Diammine Nitrate Solution (BM-001) Specification
MaterialSpec-004	B	Pd Dissolved in Nitrate Acid (BM-002) Specification
MaterialSpec-005	C	Al Coated Haynes 214 Foil (BM-013) Specification
MaterialSpec-006	B	Haynes 214 2B #3 Edge Foil (BM-014) Specification
MaterialSpec-007	new	Tetraethyl Orthosilicate (BM-006) Specification
MaterialSpec-008	new	Nitric Acid (BM-007) Specification
MaterialSpec-010	new	Sulfuric Acid (BM-009) Specification
MaterialSpec-011	new	0.25N Sulfuric Acid (BM-011) Specification
MaterialSpec-012	B	Zirconium Oxide, grade DK-2 (BM-019) Specification
MaterialSpec-013	B	Zirconium Acetate (BM-003) Specification
MaterialSpec-017	new	Lattice Specification
Mfg-001	C	Corrugation Machine Operating Procedure
Mfg-002	B	Foil Cleaning Procedure
Mfg-003	F	Operation Procedure for Furnace #2
Mfg-004	B	Coating Line 1 Operating Procedure
Mfg-005	B	Rolling Machine Operation Procedure
Mfg-006	new	Spot Welding Procedure
Mfg-008	E	Operation Procedure for Furnace #1
Mfg-010	A	Zirconia Sol Production Procedure
Mfg-011	C	Prepared Sol Procedure
Mfg-012	A	Mixed Metals Preparation Procedure
Mfg-018	new	PIFT Powder Procedure
Mfg-019	new	PIFT Base Sol Production Procedure
Mfg-022	new	Coating Line Operating Procedure
Quality-001	B	Process and Manufactured Materials Acceptance Criteria
ATP-001	A	Kawasaki M1A-13X Acceptance Test Procedure
PartSpec-0001	A	Thermally Free Axial (TFA) Support Part Spec
PartSpec-0004	B	Kawasaki M1A-13X Module Foilpack Definition
PartSpec-0007	new	Catalyst Rings and Seals Qualification Procedure
Test-001	D	Testing SQP Procedure
Test-002	D	Air Compressor Operating Procedure
Test-003	D	Auxillary Gas System Operating Procedure
Test-004	D	LEWA Pump Operating Procedure
Test-005	D	ISCO Pump Operating Procedure
Test-006	D	Low Pressure Reactor Operating Procedure
Test-007	D	Catalyst Rolling Procedure
Test-008	D	Gas Analyzer Operating Procedure
Test-009	D	High Pressure Reactor Operating Procedure

Media	Rev	Title
Test-010	D	Testing Documentation Procedure
Test-011	C	Common Testing Procedure
Test-012	C	Flow Calibration Procedure
Test-013	D	Rig Calibration Procedure
Test-014	D	Catalyst Handling and Storage Procedure
Test-015	B	House Air Compressor Operating Procedure
ProductSpec-0005	A	Kawasaki M1A-13X Product Specification
OperSpec-0001	A	M1A-13X Fuel Composition Specification
OperSpec-0002	B	M1A-13X Air Filtration Specification
OperSpec-0003	A	M1A-13X Fuel Filtration Specification
OperSpec-0005	A	Lubricating Oil Specification
02100100-1	D	Catalyst Module Assy
02100101-1	F	Interface ring assy, outlet
22010030-1	new	Guide ring, seal assy, outlet
02100102-1	F	Guide ring assy, outlet
02100119-1	B	Spring seal, outer
02100119-2	B	Spring seal, inner
22010031-1	new	Guide ring, seal assy, inlet
02100103-1	F	Guide ring assy, inlet
22010032-1	new	Interface ring, seal assy, inlet
02100104-1	C	Interface ring assy, inlet
02100118-1	B	Hula seal, outer
02100118-2	B	Hula seal, inner
02100120-1	C	Axial supports
02100115-1	B	Shaft assy, inner support
02100116-1	B	Cap, inner support
02100114	B	Spindle, 3”
02100112	B	Spindle, 4”
22010040-02	A	Assembly Operation Sheets
22010044	new	Disassembly Operation Sheets
08021000	B	Specification, Nameplate
EL22010016	A	Equipment List Catalyst Module Assembly
22010017	B	Interface Control Definition, Catalyst Module
T22010041	A	Lifting Assembly Tool
T22010042	new	Spring Seal Check Tool
T22010043	new	Spring Seal Wedge Tool
Mfg Programs	new	Coating Line Washcoat Loading Worksheet (excel)
Mfg Programs	new	DataLogger Plot.xls (excel)
Mfg Programs	new	CorrData 1.0 xls (excel)
Mfg Programs	new	Simplified Corrugation 062601.vi (labview)
Mfg Programs	new	Tracking.mdb (access)
Mfg Programs	new	PM SprayCalcs CL2.xls (excel)
Mfg Programs	new	Foil Pack Sizing Instructions.xls (excel)
Design Tools	new	Catalyst Performance and Life Modeling (mathcad)
Design Tools	new	Operating Window Analysis (excel)
Design Tools	new	Fuel Assessment (excel)
Design Tools	new	Operational Tracking Guide (excel)

Media	Rev	Title
Design Tools	new	Control Schedule Development (excel)
Design Tools	new	Combustion System Cycle Analysis (excel)
Design Tools	new	Adiabatic Combustion Temperature (Tad) calculation (excel)
Design Tools	new	Catalyst Pressure Drop (excel)
Design Tools	new	Burnout Zone Sizing (excel)
Design Tools	new	Ignition Delay and CO Burnout (excel)
Summaries	n/a	Design Tool summary sheets
Build Records	n/a	Fielded and inventoried module mfg, test and assembly records
Part Records	n/a	Life tracking data for container hardware in use
Specification Sheet	n/a	ISOPAR E specification sheet

EXHIBIT C

CESI TRADEMARKS

XONON

COOL COMBUSTION

XONON COOL COMBUSTION

EXHIBIT D

TRAINING SERVICES

A   M1A-13X Module Manufacturing

Topic	Attending	Location	Days
a. Powder Prep, Stage 1 WC & Stage 2 WC (PIFT)	KHI & TKK	MV	0.5

b. Sol Prep, Stage 2 WC (PIFT)	KHI & TKK	G	0.5

c. Coating Operation	KHI & TKK	G	3
o Settings
o Spraying of WC, PM, DBL - Stage 1
o Spraying of WC, DBL - Stage 2

d. Rolling Machine Operation	KHI & TKK	G	0.5
o Utilize bare foil
o Tension, speed, alignment, etc.

e. Assemble One Module, including shipping container	KHI & TKK	G	1

f. Al-H214 Development Review	KHI & TKK	G	0.5

B.   M1A-13X Design and Technology

Topic	Attending	Location	Days
a. Introduction to Xonon Catalyst Technology with respect to M1A-13X platform	KHI & TKK	MV	2
o Channel structure
o IHE concept
o Foil geometry
o Catalyst material
o Operation

b. Instruction for use of the following design tools with respect to M1A-13X
platform:	KHI	MV	2
– Performance and life modeling
– Operating window analysis
– Fuel assessment
– Operational tracking guide
– Control schedule development
o Use of tools
o Inputs and outputs

c. Description of current M1A-13X Catalyst Design	KHI	MV	1
o Design features and specifications
o Production Acceptance (catalyst analytical)
o Operational requirements
o Safety and performance limits

d. Description of current M1A-13X Container Design Critical Features —
overview only, not structural analysis information	KHI	MV	0.5

e. Q&A/Open Discussion of Control Logic (KHI to provide a list of questions two weeks prior to training, CESI to prepare materials and answers within current
resources and capabilities)	KHI	MV	0.5

f. Q&A/Open Discussion of Field Experience (KHI to provide a list of questions two weeks prior to training, CESI to prepare materials and answers within
current resources and capabilities)	KHI	MV	0.5

EXHIBIT C

Application for Income Tax Convention

To be attached.

C-1

EXHIBIT D

State of Arizona Transaction Privilege Tax Exemption Certificate

To be attached.

D-1